Exhibit 10.1

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (this “Amendment”) is made as of the 7th day of March, 2007, by BHX, LLC, a Massachusetts limited liability company, as Trustee of 3 Forbes Realty Trust, a Massachusetts nominee trust (“Landlord”), and ANTIGENICS, INC., a Delaware corporation (“Tenant”).

Recitals

A. Landlord and Tenant are parties to a Lease dated December 6, 2002, as amended by a First Amendment of Lease dated August 15, 2003 (as so amended, the “Lease”), pursuant to which Landlord leased to Tenant space in the building commonly known as 3 Forbes Road, Lexington, Massachusetts. All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.

B. The parties desire to enter into this Amendment to give Landlord an option to eliminate the First Additional Premises and/or the Second Additional Premises from the Lease as provided below.

Statement of Amendment

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Landlord’s Option to Eliminate First Additional Premises and Second Additional Premises. Tenant grants to Landlord an option (the “Reduction Option”) to eliminate the First Additional Premises and/or the Second Additional Premises from the Lease, which Reduction Option shall be exercised, if at all, by written notice of exercise given by Landlord to Tenant not later than September 30, 2007. In any notice of exercise of the Reduction Option, Landlord shall specify (i) whether Landlord is exercising the Reduction Option with respect to the First Additional Premises only, the Second Additional Premises only, or both the First Additional Premises and the Second Additional Premises (as so specified, the “Eliminated Premises”) (the Premises, less the Eliminated Premises, being called the “Reduced Premises”), and (ii) the amount, if any, which Landlord requires Tenant to pay to Landlord in respect of costs incurred or to be incurred by Landlord in connection with the Reduction Option, including leasing commissions, attorneys’ fees and demising costs (such amount being called the “Reduction Fee”). If Landlord timely exercises the Reduction Option and specifies a Reduction Fee, Tenant shall, within ten (10) Business Days after receipt of Landlord’s notice of exercise, give written notice to Landlord either accepting or rejecting the Reduction Fee. If Tenant fails to respond within such ten (10) Business Day period, Tenant shall be deemed to have accepted the Reduction Fee. Tenant has the right, in its sole discretion, to reject any Reduction Fee in excess of one dollar ($1.00). If Tenant rejects the Reduction Fee within such ten (10) Business Day period, then, unless Landlord and Tenant agree on a Reduction Fee within such ten (10) Business Day period, Landlord shall be deemed to have withdrawn the exercise of the Reduction Option. If Landlord timely exercises the Reduction Option without requiring a Reduction Fee, or if Landlord timely exercises the Reduction Option and requires a Reduction Fee which is accepted by Tenant, then:

(a)	within thirty (30) days after Tenant receives notice of such exercise (if the notice does not specify a Reduction Fee) or accepts the Reduction Fee (if the notice specifies a Reduction Fee), Tenant shall surrender the Eliminated Premises in the condition required upon termination as provided in Section 7.4 of the Lease (the “Elimination Date”);

(b)	the Eliminated Premises shall be eliminated from the Lease effective as of the Elimination Date, and Tenant shall be considered to be holding over if it has not delivered the Eliminated Premises in the condition required upon termination as provided in Section 7.4 of the Lease as of the Elimination Date;

(c)	Tenant’s Share, for purposes of determining the Additional Rent in respect of Taxes, Insurance Costs and Operating Costs, shall remain at 100% until the Elimination Date; and

(d)	the total Base Rent shall be unchanged from the amounts provided for in Item 9 of the Summary of Basic Terms until the Elimination Date.

On or promptly after the Elimination Date, Landlord and Tenant shall enter into an amendment of the Lease to confirm the Elimination Date and make such modifications as are necessary to reflect the elimination of the Eliminated Premises from the Lease and the provisions of clauses (c) and (d) above.

2. Marketing Costs. Contemporaneously herewith, Landlord is entering into an agreement (the “Brokerage Agreement”) with Cushman & Wakefield (“Broker”), pursuant to which Landlord is engaging Broker to attempt to lease the First Additional Premises and the Second Additional Premises. Tenant understands that Landlord will incur out-of-pocket costs in attempting to market the First Additional Premises and the Second Additional Premises, and agrees to pay or reimburse Landlord for such actual costs incurred or paid, up to a maximum of $10,000, within thirty (30) days of receipt of an invoice and supporting documentation in reasonable detail, whether or not Landlord exercises the Reduction Option.

3. Additional Requirements. Within ten (10) Business Days after the date of this Amendment, Tenant shall broom clean and wash and shine the floors of the First Additional Premises and Second Additional Premises and neatly organize its personal property presently located therein to specific, limited areas therein to minimize the amount of space in which such personal property is stored and the visibility of such personal property to facilitate Broker’s showings of the First Additional Premises and Second Additional Premises to potential third party tenants. Promptly after the date of this Amendment, Landlord shall arrange to re-key the doors to the First Additional Premises and the Second Additional Premises and provide Tenant with a copy of the new key(s) and shall install a lock box to enable Broker to show such space without making prior arrangements with Tenant, and Landlord and Broker shall have the right of access to the First Additional Premises and the Second Additional Premises for such purpose. Tenant has arranged for temporary heat to the First Additional Premises and the Second Additional Premises, and shall maintain such temporary heat and monitor the First Additional Premises and the Second Additional Premises to avoid the risk of frozen pipes or other damage resulting from lack of heat.

4. Inconsistencies; Continuing Effect of Lease. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.

5. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

BXH, LLC, as Trustee of 3 Forbes Realty Trust

By:	/s/ Eric D. Schlager
Name:	Eric D. Schlager
Title:	Member

ANTIGENICS, INC.

By:	/s/ Garo Armen
Name:	Garo Armen
Title:	CEO